Exhibit 10(jj)

FORM OF EXECUTIVE RETENTION EMPLOYMENT AGREEMENT

Executive Retention Employment Agreement between FPL Group, Inc., a Florida corporation (the "Company"), and________(the "Executive"), dated as of ___________. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its affiliated companies will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Potential Change of Control or a Change of Control (each as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by the circumstances surrounding a Potential Change of Control or a Change of Control and to encourage the Executive's full attention and dedication to the Company and its affiliated companies currently and in the event of any Potential Change of Control or Change of Control (and, under certain circumstances, in the event of the termination or abandonment of a Change of Control transaction), and to provide the Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Executive Retention Employment Agreement (the "Agreement").

Therefore, the Company and the Executive agree as follows:

1.  Effective Date.  The effective date of this Agreement (the "Effective Date") shall be the date on which (i) a Potential Change of Control occurs, (ii) the Board approves a plan of complete liquidation or dissolution of the Company, (iii) a Change of Control occurs pursuant to Section 2(a)(1) or (2) below or (iv) a definitive agreement is signed by the Company which provides for a transaction that, if approved by shareholders or consummated, as applicable, would result in a Change of Control pursuant to Section 2(a)(3) or (4) below; provided, however, that any of the foregoing which may have occurred prior to the date hereof shall be disregarded. Anything in this Agreement to the contrary notwithstanding, if, prior to the Effective Date, the Executive's employment with the Company or its affiliated companies was terminated by the Company or its affiliated companies, or both, as applicable, other than for Cause or Disability (each as defined below) or by the Executive for Good Reason (as defined below) and the Executive can reasonably demonstrate that such termination (or the event constituting Good Reason) took place (a) at the request or direction of a third party who took action that caused a Potential Change of Control or (b) in contemplation of an event that would give rise to an Effective Date, an Effective Date will be deemed to have occurred immediately prior to the Date of Termination (as defined in Section 7(e) below). As used in this Agreement, the term "affiliated companies" shall include any corporation or other entity controlled by, controlling or under common control with the Company.

2.  Change of Control; Potential Change of Control. For the purposes of this Agreement:

(a)  A "Change of Control" shall mean the first (and only the first) to occur of the following:

(1)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions (collectively, the "Excluded Acquisitions") shall not constitute a Change of Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change of Control): (i) any acquisition directly from the Company or any of its subsidiaries; (ii) any acquisition by the Company or any or its subsidiaries; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (3) below, does not constitute a Change of Control; or

(2)  Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or

(3)  Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a "Business Combination") of the Company or any direct or indirect subsidiary of the Company with any other corporation, in any case with respect to which:

(i)  the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than 55% of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or

(ii)  less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the "New Board") consists of individuals ("Continuing Directors") who were members of the Incumbent Board (as defined in subparagraph (2) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any subsidiary of the Company providing for such Business Combination); or

(4)  Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than 55% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be; or (ii) shareholder approval of a complete liquidation or dissolution of the Company.

The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

(b)  A "Potential Change of Control" shall be deemed to have occurred if an event set forth in either the following subparagraphs shall have occurred:

(1)  the Company or any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) publicly announces or otherwise communicates to the Board in writing an intention to take or to consider taking actions (e.g., a "bear hug" letter, an unsolicited offer or the commencement of a proxy contest) which, if consummated or approved by shareholders, as applicable, would constitute a Change of Control; or

(2)  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) directly or indirectly, acquires beneficial ownership of 15% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities; provided, however, that Excluded Acquisitions shall not constitute a Potential Change of Control.

(3)  Employment Period.

(a)  The Company hereby agrees to continue the Executive in its or its affiliated companies' employ, or both, as the case may be, and the Executive hereby agrees to remain in the employ of the Company, or its affiliated companies, or both, as the case may be, for a period commencing on the Effective Date and ending on the third anniversary of such date (such period or, if shorter, the period from the Effective Date to the Date of Termination, is hereinafter referred to as the "Employment Period").

(b)  Anything in this Agreement to the contrary notwithstanding, (x) if an Effective Date occurs (other than as a result of a Change of Control under Section 2(a)(1) or (2) above) and the Board adopts a resolution to the effect that the event or circumstance giving rise to the Effective Date no longer exists (including by reason of the termination or abandonment of the transaction contemplated by the definitive agreement referred to in clause (iv) of Section 1 hereof), the Employment Period shall terminate on the date the Board adopts such resolution, but this Agreement shall otherwise remain in effect, and (y) if a Change of Control occurs pursuant to Section 2(a)(3) or (4) above during the Employment Period, the Employment Period shall immediately extend to and end on the third anniversary of the date of such Change of Control (or, if earlier, to the Date of Termination) and a new Effective Date will be deemed to have occurred on the date of such Change of Control.

4.  Position and Duties. During the Employment Period, the Executive's status, offices, titles, and reporting requirements with the Company or its affiliated companies or both, as the case may be, shall be commensurate with those in effect during the 90-day period immediately preceding the Effective Date. The duties and responsibilities assigned to the Executive may be increased, decreased or otherwise changed during the Employment Period, provided that the duties and responsibilities assigned to the Executive at any given time are not materially inconsistent with the Executive's status, offices, titles, and reporting requirements as in effect during the 90-day period immediately preceding the Effective Date. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any location less than 20 miles from such location, although the Executive understands and agrees that he may be required to travel from time to time for business purposes.

During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his time and attention during normal business hours to the business and affairs of the Company and its affiliated companies and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities assigned to him hereunder. During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and devote reasonable amounts of time to the management of his and his family's personal investments and affairs, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company or its affiliated companies in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the reinstatement or continued conduct of such activities (or the reinstatement or conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company and its affiliated companies.

5.  Compensation.  During the Employment Period, the Executive shall be compensated as follows:

(a)  Annual Base Salary.  The Executive shall be paid an annual base salary ("Annual Base Salary"), in equal biweekly installments, at least equal to the annual rate of base salary being paid to the Executive by the Company and its affiliated companies as of the Effective Date. The Annual Base Salary shall be reviewed at least annually and shall be increased substantially consistent with increases in base salary generally awarded to other peer executives of the Company and its affiliated companies. Such increases shall in no event be less than the increases in the U.S. Department of Labor Consumer Price Index - U.S. City Average Index. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(b)  Annual Bonus.  In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual cash bonus (the "Annual Bonus") equal to a percentage of his Annual Base Salary. Such percentage shall be substantially consistent with the targeted percentages generally awarded to other peer executives of the Company and its affiliates, but at least equal to the higher of (i) the percentage obtained by dividing his targeted annual bonus for the then current fiscal year by his then Annual Base Salary or (ii) the average percentage of his annual base salary (as in effect for the applicable years) that was paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies as an annual bonus (however described, including as annual incentive compensation) for each of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (or, if higher, for each of the three fiscal years immediately preceding the fiscal year in which a Change of Control occurs, if a Change of Control occurs following the Effective Date). For the purposes of any calculation required to be made under clause (ii) of the preceding sentence, an annual bonus shall be annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive was employed for less than the full twelve months, and, if the Executive has not been employed for the full duration of the three fiscal years immediately preceding the year in which the Effective Date occurs, the average shall be calculated over the duration of the Executive's employment in such period. Each such Annual Bonus shall be paid no later than the end of the second month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive otherwise elects to defer the receipt of such Annual Bonus.

(c)  Long Term Incentive Compensation.  During the Employment Period, the Executive shall be entitled to participate in all incentive compensation plans, practices, policies, and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies, and programs provide the Executive with incentive opportunities and potential benefits, both as to amount and percentage of compensation, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under the FPL Group Long Term Incentive Plan (including, without limitation, performance share awards, shareholder value awards, stock option grants and restricted stock awards) as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(d)  Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies, and programs provide the Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies, and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

In addition, during the Employment Period the Executive shall be entitled under this Agreement to the supplemental retirement benefit described in Annex A attached hereto and made a part hereof by this reference. The payment and vesting of such supplemental retirement benefit shall be determined in accordance with Section 8 of this Agreement.

(e)  Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs provided by the Company and its affiliated companies (including, without limitation, medical, executive medical, annual executive physical, prescription, dental, vision, short-term disability, long-term disability, executive long-term disability, salary continuance, employee life, group life, benefits pursuant to split dollar arrangements, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies, and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(f)  Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices, and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(g)  Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits, including but not limited to those described in Section 8(a)(5), in accordance with the most favorable plans, practices, programs, and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(h)  Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(i)  Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs, and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer incentives of the Company and its affiliated companies.

6.  Change of Control.

(a)  Benefits Upon Change of Control. If, as of the date of a Change of Control which occurs during the Employment Period (including on the Effective Date), the Executive is employed by the Company or one of its affiliated companies, then as of such date:

(1)  50% of each outstanding performance stock-based award granted to the Executive shall become fully vested and earned at a deemed achievement level equal to the higher of (x) the targeted level of performance for such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Change of Control occurred; payment of each such vested award shall be made to the Executive, in the form described below, as soon as practicable following such Change of Control; and the remainder of each such award shall remain outstanding (on a converted basis, if applicable) and shall remain subject to the terms and conditions of the plan under which such award was granted, as well as the terms and conditions of this Agreement; and

(2)  all other outstanding stock-based awards granted to the Executive shall be fully vested and earned; and

(3)  any outstanding option, stock appreciation right, and other outstanding award in the nature of a right that may be exercised that was granted to the Executive and which was not previously exercisable and vested shall become fully exercisable and vested; and

(4)  the restrictions, deferral limitations, and forfeiture conditions applicable to any outstanding award granted to the Executive under an incentive compensation plan, practice, policy or program shall lapse and such award shall be deemed fully vested.

If as a result of the Change of Control, the Outstanding Company Common Stock is exchanged for or converted into a different form of equity security and/or the right to receive other property (including cash), payment in respect of the underlying awards described in subparagraphs (1), (2) and, with respect to stock-based awards, (4) hereof shall, to the maximum extent practicable, be made in the same form. If a Change of Control occurs and Company shareholders do not, as a group, receive consideration in connection with such Change of Control, then payment in respect of awards described in subparagraphs (1),(2) and, with respect to stock-based awards, (4) hereof shall be made in cash based on the average closing price of the shares of Outstanding Company Common Stock for the 20 trading days immediately preceding the date of the Change of Control.

(b)  Benefits Upon First Anniversary of Change of Control. If the Executive has remained employed by the Company or one of its affiliated companies from the date of a Change of Control which occurs during the Employment Period (including on the Effective Date) to the date of the first anniversary of such Change of Control, the performance stock-based awards outstanding immediately prior to such Change of Control that did not become vested and earned at the time of such Change of Control pursuant to Section 6(a)(1) shall become vested and earned as of such first anniversary date and payment in respect of such awards shall be made as soon as practicable following such date. The deemed level of achievement with respect to such awards, as well as the form of payment thereof, shall be as described in paragraph (a) above.

7.  Termination of Employment.

(a)  Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 7(d) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform his duties in accordance with Section 4. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b)  Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) repeated violations by the Executive of the Executive's obligations under Section 4 of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (ii) the conviction of the Executive of a felony involving an act of dishonesty intended to result in substantial personal enrichment at the expense of the Company or its affiliated companies.

(c)  Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(1)  any failure by the Company to comply with the provisions of Section 4 of this Agreement, including without limitation, the assignment to the Executive of any duties and responsibilities that are materially inconsistent with the Executive's status, offices, titles, and reporting requirements as in effect during the 90-day period immediately preceding the Effective Date, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)  any failure by the Company to comply with any of the provisions of Section 5 or 6 of this Agreement, other than isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3)  the Company's requiring the Executive to be based at any office or location other than that described in Section 4 hereof;

(4)  any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

(5)  any failure by the Company to comply with and satisfy Section 7(d) of this Agreement, provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 7(d) of the Agreement.

For purposes of this Section 7(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

(d)  Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Section 7(d) and Section 15(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstances which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(e)  Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date.

8.  Obligations of the Company upon Termination.

(a)  Following a Change of Control: Good Reason; Other Than for Cause or Disability. If following a Change of Control and during the Employment Period, the Company terminates the Executive's employment other than for Cause or Disability or the Executive terminates employment for Good Reason, then:

(1)  the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts (such aggregate being hereinafter referred to as the "Special Termination Amount"):

(i)  the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Bonus in effect at such date and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) (including, without limitation, compensation, bonus, incentive compensation or awards deferred under the FPL Group, Inc. Deferred Compensation Plan or incentive compensation or awards deferred under the FPL Group, Inc. Long-Term Incentive Plan of 1985, the FPL Group, Inc. Long Term Incentive Plan of 1994, or pursuant to an individual deferral agreement) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), and (3) herein shall be called the "Accrued Obligations"); and

(ii)  the amount equal to the product of (1) three, and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Executive's Annual Bonus in effect at such date; provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company; and

(iii)  a separate lump-sum supplemental retirement benefit equal to the greater of (1) the supplemental pension benefit described in Paragraph 1(b) of Annex A that the Executive would have been entitled had his employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for three years and based upon his Projected Years of Service (as defined in Paragraph 2(a) of Annex A) and his Projected Age (as defined in Paragraph 2(b) of Annex A), or (2) the difference between (x) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the FPL Group Employee Pension Plan (or any successor plan thereto) (the "Retirement Plan") during the 90-day period immediately preceding the Effective Date) of the benefit payable under the Retirement Plan and all supplemental and/or excess retirement plans providing benefits for the Executive (other than the supplemental retirement benefit described in Annex A) (the "SERP") (including, but not limited to the Supplemental Pension Benefit (as defined in the FPL Group, Inc. Supplemental Executive Retirement Plan)) which the Executive would receive if the Executive's employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for, and his age increased by, three years, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its affiliated companies, and (y) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Effective Date) of the Executive's actual benefits (paid or payable), if any, under the Retirement Plan and the SERP; and

(iv)  a separate lump-sum supplemental retirement benefit equal to the greater of (1) the supplemental matching contributions account described in Paragraph 1(c) of Annex A that the Executive would have been entitled had his employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for three years and assuming that the Executive made After Tax Member Basic Contributions (within the meaning of the FPL Group Employee Thrift Plan or any successor plan thereto (the "Thrift Plan")) and Tax Saver Member Basic Contributions (within the meaning of the Thrift Plan) to the Thrift Plan at the highest permissible rate (disregarding any limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code")) following the Date of Termination, or (2) the difference between (x) the value of the Company Account (as defined in the Thrift Plan) and any other matching contribution accounts (including, but not limited to the Supplemental Matching Contribution Account (as defined in the FPL Group, Inc. Supplemental Executive Retirement Plan)) under a SERP (other than the supplemental retirement benefit described in Annex A) which the Executive would receive if (A) the Executive's employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for three years, (B) the Executive made pre- and after-tax contributions at the highest permissible rate (disregarding any limitations imposed by the Code, which may or may not be set forth in the Thrift Plan) for three years, (C) the Company Account and the matching contribution accounts are fully vested, and (D) the matching contribution formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time during the remainder of the Employment Period with respect to other peer executives of the Company and its affiliated companies, and (y) the actual value of the Executive's Company Account and matching contribution accounts (paid or payable), if any, under the Thrift Plan and the SERP;

(2)  the Company shall provide the Executive, if such termination occurs prior to the first anniversary of the Change of Control, with the vested and earned awards that the Executive would have received pursuant to Section 6(b) hereof had the Executive remained employed to the first anniversary of the Change of Control;

(3)  Subject to the provisions of this paragraph (3):

(A)  a pro rata portion of each outstanding performance stock-based award granted to the Executive on or after the date of the Change of Control shall be fully vested and earned at a deemed achievement level equal to the higher of (x) the targeted level of performance for such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Change of Control occurred; and

(B)  a pro rata portion of each other outstanding stock-based award granted to the Executive on or after the date of the Change of Control shall be fully vested and earned;

(C)  a pro rata portion of each outstanding option, stock appreciation right, and other award in the nature of a right that may be exercised that was granted to the Executive on or after the date of the Change of Control and which was not previously exercisable and vested shall become fully exercisable and vested; and

(D)  the restrictions, deferral limitations, and forfeiture conditions applicable to any outstanding award granted to the Executive on or after the date of the Change of Control under an incentive compensation plan, practice, policy or program shall lapse and a pro rata portion of such award shall be deemed fully vested and earned.

In determining the pro rata portion of an award that shall become fully vested and earned or fully vested and exercisable pursuant to this paragraph (3), an Executive shall be deemed to have remained employed to the end of the Employment Period (determined without regard to his earlier termination of employment). Anything to the contrary notwithstanding, an award shall not become vested and earned or vested and exercisable hereunder (and instead shall be cancelled) to the extent that pursuant to Section 6 or Section 8(a)(2) hereof, a similar predecessor award in respect of the same performance or vesting period shall have become vested and earned, shall have become vested and exercisable or shall have been paid. Payment in respect of the underlying awards described in subparagraphs (A), (B) and (D) hereof shall be made in the shares to which such awards relate if such shares are then admitted for trading on a national securities exchange or are then admitted for quotation on a national quotation system. If such shares are not so admitted, payment in respect of the underlying awards described in subparagraphs (A), (B) and (D) hereof shall be made in cash based on the fair market value of the shares (as determined by the board of directors of the issuer of such shares in good faith) to which such awards relate. Any portion of an award that does not become vested and earned or vested and exercisable pursuant to this paragraph (3) shall be cancelled as of the Date of Termination.

(4)  for a three year period commencing on the Date of Termination (the "Continuation Period"), or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 5(e) and 5(g) of this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Continuation Period and to have retired on the last day of such period;

(5)  for the remainder of the Continuation Period and to the extent previously paid for or provided by the Company or its affiliated companies, the Company shall continue to provide the following:

(A)  social and business club memberships to the Executive (as in effect immediately prior to the Date of Termination);

(B)  use, maintenance, insurance, and repair of the company car that is in the possession of the Executive, until the earlier of the end of the lease term or the end of the Continuation Period, at which time the Executive may purchase such car. The Company shall replace the company car in the Executive's possession on the Effective Date with a new company car at such time(s) as provided under the Company car policy applicable to other peer executives, but in no case less frequently than the Company car policy in effect during the 90-day period immediately preceding the Effective Date;

(C)  up to $15,000 annually for personal financial planning, accounting and legal advice;

(D)  communication equipment such as a car and/or cellular phone, and home or laptop computer until the end of the Continuation Period, at which time the Executive may purchase such equipment;

(E)  security system at the Executive's residence, and the related monitoring and maintenance fees; and

(F)  up to $800 annually for personal excess liability insurance coverage;

In lieu of continuing these benefits for the remainder of the Continuation Period, the Executive, in his sole discretion, may elect to receive a lump sum payment equal to the present value of the amount projected to be paid by the Company to provide these benefits. In determining the present value, a six percent interest assumption shall be utilized. The Executive shall make any such election by giving the Company written notice in accordance with Section 15(b).

(6)  to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement or otherwise under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, but excluding solely for purposes of this Section 8(a)(6) (and subsequent sections hereof which make reference to payments of amounts or benefits described in this Section 8(a)(6)) amounts waived by the Executive pursuant to Section 8(a)(1)(ii); and

(7)  the Company shall provide the Executive with the following benefits:

(A)  If the Executive is required to move his primary residence in order to pursue other business opportunities during the Continuation Period, the Company shall reimburse the Executive for all such relocation expenses incurred during the Employment Period (not in excess of $10,000) that are not reimbursed by another employer, including, without limitation, assistance in selling the Executive's home and all other assistance and benefits that were customarily provided by the Company to transferred executives prior to the Effective Date;

(B)  If the Executive retains counsel or an accounting firm in connection with the taxation of payments made pursuant to Section 11 of this Agreement, the Company shall reimburse the Executive for such reasonable legal and/or accounting fees and disbursements (not in excess of $15,000);

(C)  The Company shall continue to pay the Executive's Annual Base Salary during the pendency of a dispute over his termination. Amounts paid under this subsection are in addition to all other amounts due under this Agreement (other than those due under Section 5(a) hereof) and shall not be offset against or reduce any other amounts due under this Agreement; and

(D)  The Company shall provide the Executive with outplacement services commensurate with those provided to terminated executives of comparable level made available through and at the facilities of a reputable and experienced vendor.

(b)  Following An Effective Date and Prior to a Change of Control: Good Reason; Other Than for Cause or Disability. If following an actual Effective Date (i.e., not including an Effective Date which is deemed to have occurred hereunder) and prior to a Change of Control, the Company terminates the Executive's employment during the Employment Period other than for Cause or Disability or the Executive terminates employment for Good Reason, then:

(1)  the Company shall provide the Executive with the payments and benefits described under Sections 8(a)(1), (4), (5), (6) and (7);

(2)  the Company shall provide the Executive with the benefits the Executive would have received under Section 6(a) hereof as if a Change of Control had occurred immediately prior to the Date of Termination, except that, for purposes of Section 6(a)(1), (i) 100% of each outstanding performance stock-based award granted to the Executive which is outstanding immediately prior to the Date of Termination shall become fully vested and earned and (ii) payment shall be made in the form contemplated by the terms of the award.

(c)  Deemed Effective Date. If the Executive's employment terminates under circumstances described in the second sentence of Section 1 hereof, then:

(1)  the Company shall provide the Executive with the payments and benefits described under Sections 8(a)(1), (4), (5), (6) and (7); and

(2)  a pro rata portion of each outstanding performance stock-based award granted to the Executive shall be fully vested and earned at a deemed achievement level equal to the higher of (x) the targeted level of performance for such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Date of Termination occurs; payment in respect of such award shall be made at the time and in the manner provided under the plan pursuant to which such award was granted; and the remainder of the award shall be cancelled, subject, however, to the provisions of this paragraph (c);

(3)  a pro rata portion of each other outstanding stock-based award granted to the Executive shall be fully vested and earned; payment in respect of such award shall be made at the time and in the manner provided under the plan pursuant to which such award was granted; and the remainder of the award shall be cancelled, subject, however, to the provisions of this paragraph (c);

(4)  a pro rata portion of each outstanding option, stock appreciation right, and each other outstanding award in the nature of a right that may be exercised that was granted to the Executive and which was not previously exercisable and vested shall become fully exercisable and vested; and the remainder of each such award shall be cancelled, subject, however, to the provisions of this paragraph (c); and

(5)  the restrictions, deferral limitations, and forfeiture conditions applicable to a pro rata portion of any outstanding award granted to the Executive under an incentive compensation plan, practice, policy or program shall lapse; such portion shall be deemed fully vested; and the remainder of each such award shall be cancelled, subject, however, to the provisions of this paragraph (c).

For purposes of this paragraph (c), pro ration of the foregoing awards shall be determined in accordance with the past practice of the Company generally applicable to peer executives whose employment had been involuntarily terminated.

Notwithstanding cancellation of awards hereunder, if a Change of Control occurs following the Date of Termination and the Board determines in good faith prior to the Change of Control that there is a reasonable relationship between the Change of Control and the events or circumstances surrounding the Executive's termination, then the Company shall pay to the Executive, as soon as practicable following the Change of Control, a lump sum cash amount (determined by the Board in good faith) which, when added to the value received by the Executive under the provisions of clauses (2)-(5) above, will provide to Executive an aggregate value equal to the aggregate value that would have been provided to the Executive under Section 6(a) and Section 8(a)(2) hereof had the Executive remained employed to the date of the Change of Control and been involuntarily terminated without Cause immediately thereafter.

(d)  Death. Upon the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations, the supplemental retirement benefit described in Annex A, and the timely payment or provision of the benefits described in Sections 8(a)(4) and 8(a)(6) (the "Other Benefits"). All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. The supplemental retirement benefit shall be paid to the Executive's Beneficiary (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan) at his option in a lump sum distribution to be made not later than three months after the occurrence of his death or in the same manner as the Executive's benefits under the Retirement Plan or Thrift Plan to which his benefits under Annex A of this Agreement relates. The term "Other Benefits" as utilized in this Section 8(d) shall include, without limitation, and the Executive's family shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their families.

(e)  Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, the supplemental retirement benefit described in Annex A, and the timely payment or provision of Other Benefits (as defined in Section 8(d)). All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. The supplemental retirement benefit shall be paid to the Executive or his Beneficiary (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan), as the case may be, at the option of the Executive or, if the Executive is deceased, at the option of his Beneficiary, in a lump sum distribution to be made not later than three months after the Date of Termination or in the same manner as the Executive's benefits under the Retirement Plan or Thrift Plan to which his benefits under Annex A of this Agreement relates. The term "Other Benefits" as utilized in this Section 8(e) shall also include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(f)  Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations, the supplemental retirement benefit, if any, described in Annex A to the extent the Executive is vested in his benefits under the Retirement Plan, and the timely payment or provision of benefits pursuant to Section 8(a)(6) hereof. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. The supplemental retirement benefit, if any, shall be paid to the Executive or his Beneficiary (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan), as the case may be, at the option of the Executive or, if the Executive is deceased, at the option of his Beneficiary, in a lump sum distribution to be made not later than three months after the Date of Termination or in the same manner as the Executive's benefits under the Retirement Plan or Thrift Plan to which his benefits under Annex A of this Agreement relates.

9.  Non-exclusivity of Rights. Except as otherwise expressly provided for in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10.  Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur at all stages of proceedings, including, without limitation, preparation and appellate review, as a result of any contest (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

11.  Certain Additional Payments by the Company.

(a) Anything in any section of this Agreement other than this Section 11 to the contrary notwithstanding, in the event it shall be determined that any Payment (as hereinafter defined) would be subject to the Excise Tax (as hereinafter defined), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains a portion of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided that, if it is determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value (as hereinafter defined) of all Payments does not exceed 110% of the Safe Harbor Amount (as hereinafter defined), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.

(b) Definitions. The following terms shall have the following meanings for purposes of this Section 11.

(i) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

(c) In the event that Federal or state legislation is enacted by imposing additional excise or supplementary income taxes on amounts payable or benefits provided to the Executive (other than a mere change in marginal income tax rates), the Company agrees to review the Agreement with the Executive and to consider in good faith any changes hereto that may be required to preserve the full amount of all Payments and the economic purposes of the foregoing provisions of this Section 11.

12.  Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

13.  Indemnification. The Company will, to the fullest extent permitted by law, indemnify the Executive in accordance with the terms of Article VI of the Company's bylaws as in effect on the date hereof, a copy of which Article VI is attached to this Agreement as Annex B and made a part hereof by this reference.

14.  Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.  Miscellaneous.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:
FPL Group, Inc. 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Vice President, Human Resources

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)  The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 7(c)(1)-(5) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)  The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, except as provided herein in the case of a deemed Effective Date, if prior to the Effective Date, (i) the Executive's employment with the Company terminates, or (ii) there is a diminution in the Executive's position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities with the Company or its affiliated companies, then the Executive shall have no rights under this Agreement.

(g) IRC Section 409A Compliance. The Executive and the Company agree to mutually cooperate and negotiate in good faith to make, in a timely fashion, such amendments to the terms of the Agreement as may be necessary, in the reasonable judgment of each of the Company and the Executive, to avoid the imposition of penalties and additional taxes under Section 409A of the Code; it being the intent of the parties that neither the Company nor the Executive shall be subject to penalties or taxes under Section 409A by virtue of the provisions of this Agreement and that, insofar as is possible without the incurrence of any expenses by the Company not contemplated under this Agreement, the Executive shall be provided with payments and benefits under this Agreement that are substantially equivalent to the payments and benefits which would be payable to the Executive absent the requirements of Section 409A.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Compensation Committee of the Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Executive

By

FPL GROUP, INC.

By

ANNEX A

SUPPLEMENTAL RETIREMENT BENEFIT

(1)  Supplemental Retirement Benefit.

(a)  In General. The supplemental retirement benefit to which the Executive shall be entitled under this Agreement shall be (i) the supplemental pension benefit described in Paragraph 1(b) of this Annex A, and (ii) the supplemental matching contribution account described in Paragraph 1(c) of this Annex A.

(b)  Supplemental Pension Benefit. The "supplemental pension benefit" shall be the greater of (i) the supplemental cash balance accrued benefit described in Paragraph 1(b)(1) of this Annex A, or (ii) the supplemental unit credit accrued benefit described in Paragraph 1(b)(2) of this Annex A.

(1)  The "supplemental cash balance accrued benefit" is the difference, if any, between (A) and (B) where:

(A)  is the benefit to which the Executive would be entitled under the Retirement Plan as in effect immediately prior to the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its affiliated companies, expressed in the normal form of benefit, if such benefit was computed (i) as if benefits under such plan were based upon the Executive's Bonus Compensation (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan as in effect immediately prior to the Change of Control), (ii) without the annual compensation limitation imposed by Section 401(a)(17) of the Code, and (iii) without the restrictions or the limitations imposed by Section 415(b) of the Code; and

(B)  is the sum of the benefits payable to the Executive under the Retirement Plan and the SERP, expressed in the normal form of benefit.

(2)  The "supplemental unit credit accrued benefit" is the difference, if any, between (A) and (B) where:

(A)  is the benefit to which the Executive would be entitled under the Prior Pension Plan (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan as in effect immediately prior to the Change of Control), expressed in the normal form of benefit, if such benefit was computed (i) as if benefits under such plan were based upon the Executive's Bonus Compensation, (ii) without the annual compensation limitation imposed by Section 401(a)(17) of the Code, and (iii) without the restrictions or the limitations imposed by Section 415(b) of the Code; and

(B)  is the sum of the benefits payable to the Executive under the Retirement Plan and the SERP, expressed in the normal form of benefit.

(c)  Supplemental Matching Contribution Account. The "supplemental matching contribution account" shall be an account that is credited annually with (i) supplemental matching contributions described in Paragraph 1(c)(1) of this Annex A, and (ii) theoretical earnings described in Paragraph 1(c)(2) of this Annex A.

(1)  "Supplemental matching contributions" shall be for each year ending on or prior to the Effective Date in which the Executive participated in the SERP and for each year ending after the Effective Date in which the Executive performs services for the Company or its affiliated companies the difference, if any, between (A) and (B) where:

(A)  is the matching contribution allocation for such year to which the Executive would be entitled under the Thrift Plan as in effect immediately prior to the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its affiliated companies if such allocation were computed (i) as if the matching contribution allocation under such plan was based upon the Executive's Bonus Compensation, (ii) without the annual compensation limitation imposed by Section 401(a)(17) of the Code, (iii) without the restrictions or the limitations imposed by Section 415(c) of the Code, and (iv) as if he made After Tax Member Basic Contributions (within the meaning of the Thrift Plan) and Tax Saver Member Basic Contributions (within the meaning of the Thrift Plan) at the same percentage of Bonus Compensation as he made such contributions to the Thrift Plan for such years; and

(B)  is the sum of the matching contributions allocated or credited to the Executive under the Thrift Plan and the SERP for such year.

(2)  "Theoretical earnings" shall be the income, gains and losses which would have been credited on the Executive's supplemental matching contribution account balance if such account were invested in the Company Stock Fund (within the meaning of the Thrift Plan) offered as a part of the Thrift Plan.

2.  Construction and Definitions.

Unless defined below or otherwise in this Annex A, all of the capitalized terms used in this Annex A shall have the meanings assigned to them in this Agreement:

(A)  "Projected Years of Service" shall mean the Years of Service (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan as in effective immediately prior to the Change of Control). Notwithstanding the foregoing and except in the event the Executive terminates employment during the Employment Period other than for Good Reason, in determining the Executive's Years of Service, in addition to his actual Years of Service he shall be treated as if his employment terminated on the later of the third anniversary of the Date of Termination or the last day of the Employment Period.

(b) "Projected Age" shall mean the age that the Executive will have attained on the later of the third anniversary of the Date of Termination or the last day of the Employment Period, except that in the event the Executive terminates employment during the Employment Period other than for Good Reason, "Projected Age" shall mean the age of the Executive on the Date of Termination.

Annex B

FPL GROUP, INC. AMENDED AND RESTATED BYLAWS

ARTICLE VI. INDEMNIFICATION

Section 1.  Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or was or is called as a witness or was or is otherwise involved in any Proceeding in connection with his or her status as an Indemnified Person, shall be indemnified and held harmless by the Corporation to the fullest extent permitted under the Florida General Corporation Act (the "Act"), as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Act permitted the Corporation to provide prior to such amendment). Such indemnification shall cover all expenses incurred by an Indemnified Person (including, but not limited to, attorneys' fees and other expenses of litigation) and all liabilities and losses (including, but not limited to, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in connection therewith.

Notwithstanding the foregoing, except with respect to indemnification specified in Section 3 of this Article VI, the Corporation shall indemnify an Indemnified Person in connection with a Proceeding (or part thereof) initiated by such person only if authorization for such Proceeding (or part thereof) was not denied by the board of directors of the Corporation prior to 60 days after receipt of notice thereof from such person.

For purposes of this Article VI:

(i) a "Proceeding" is an action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom;

(ii) an "Indemnified Person" is a person who is or was (A) a director or officer of the Corporation, (B) a director, officer or other employee of the Corporation serving as a trustee or fiduciary of an employee benefit plan of the Corporation, (C) an agent or non-officer employee of the Corporation as to whom the Corporation has agreed to grant such indemnity, or (D) serving at the request of the Corporation in any capacity with any entity or enterprise other than the Corporation and as to whom the Corporation has agreed to grant such indemnity.

Section 2.  Expenses. Expenses, including attorneys' fees, incurred by a person indemnified pursuant to Section 1 of this Article VI in defending or otherwise being involved in a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, including any appeal therefrom, (i) in the case of a director or officer of the Corporation or director, officer or other employee of the Corporation serving as a trustee or fiduciary of any employee benefit plan of the Corporation, upon receipt of an undertaking ("Undertaking") by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation; or (ii) in the case of any other person, upon such terms and as the board of directors, the chairman of the board or the president of the Corporation deems appropriate.

Notwithstanding the foregoing, in connection with a Proceeding (or part thereof) initiated by such person, except a Proceeding authorized by Section 3 of this Article VI, the Corporation shall pay said expenses in advance of final disposition only if authorization for such Proceeding (or part thereof) was not denied by the board of directors of the Corporation prior to 60 days after receipt of a request for such advancement accompanied by an Undertaking.

A person to whom expenses are advanced pursuant to this Section 2 shall not be obligated to repay pursuant to an Undertaking until the final determination of any pending Proceeding in a court of competent jurisdiction concerning the right of such person to be indemnified or the obligation of such person to repay pursuant to such Undertaking.

Section 3.  Protection of Rights. If a claim under Section 1 of this Article VI is not promptly paid in full by the Corporation after a written claim has been received by the Corporation or if expenses pursuant to Section 2 of this Article VI have not been promptly advanced after a written request for such advancement accompanied by an Undertaking has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such claimant shall also be entitled to be paid the reasonable expense thereof. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking has been tendered to the Corporation) that indemnification of the claimant is prohibited by law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that indemnification of the claimant is prohibited, shall be a defense to the action or create a presumption that indemnification of the claimant is prohibited.

Section 4.  Miscellaneous.

(i) Power to Request Service and to Grant Indemnification. The chairman of the board or the president or the board of directors may request any director, officer, agent or employee of the Corporation to serve as its representative in the position of a director or officer (or in a substantially similar capacity) of an entity or enterprise other than the Corporation, and may grant to such person indemnification by the Corporation as described in Section 1 of this Article VI.

(ii) Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The board of directors shall have the authority, by resolution, to provide for such indemnification of employees or agents of the Corporation or others and for such other indemnification of directors, officers, employees or agents as it shall deem appropriate.

(iii) Insurance Contracts and Funding. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of or person serving in any other capacity with, the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including serving as a trustee or fiduciary of any employee benefit plan) against any expenses, liabilities or losses, whether or not the Corporation would have the power to indemnify such person against such expenses, liabilities or losses under the Act. The Corporation may enter into contracts with any director, officer, agent or employee of the Corporation in furtherance of the provisions of this Article VI, and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this Article VI.

(iv) Contractual Nature. The provisions of this Article VI shall continue as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such person. This Article VI shall be deemed to be a contract between the Corporation and each person who, at any time that this Article VI is in effect, serves or served in any capacity which entitles him or her to indemnification hereunder and any repeal or other modification of this Article VI or any repeal or modification of the Act, or any other applicable law shall not limit any rights of indemnification for Proceedings then existing or arising out of events, acts or omissions occurring prior to such repeal or modification, including without limitation, the right to indemnification for Proceedings commenced after such repeal or modification to enforce this Article VI with regard to Proceedings arising out of acts, omissions or events arising prior to such repeal or modification.

(v) Savings Clause. If this Article VI or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, the Corporation shall nevertheless indemnify each Indemnified Person as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any Proceeding, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and as permitted by applicable law.